                        ROSEVILLE COMMUNICATIONS COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

    The Annual Meeting of Shareholders of Roseville Communications Company (hereinafter called the Company) will be held at the Company's Industrial Avenue Facility, 8150 Industrial Avenue, Building A, Roseville, California, on Friday, May 19, 2000 at 8:00 o'clock P.M., for the following purposes:

   1. To elect a Board of seven (7) Directors;

   2. To consider and act upon a proposal to approve and adopt the Roseville Communications Company 2000 Equity Incentive
      Plan; and

   3. To transact such other business as may properly come before the meeting.

    Only shareholders of record on the books of the Company as of 5:00 o'clock P.M., March 31, 2000 will be entitled to vote at the meeting or any adjournment thereof.

                          BY ORDER OF THE BOARD OF DIRECTORS


                                  /s/ THOMAS E. DOYLE
                                  -------------------
                                     THOMAS E. DOYLE
                                       Secretary

SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

Roseville, California, April 7, 2000.

                        ROSEVILLE COMMUNICATIONS COMPANY


                                  P.O. BOX 969
                               211 LINCOLN STREET

                           ROSEVILLE, CALIFORNIA 95678

                                  APRIL 7, 2000

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Roseville Communications Company (hereinafter called the Company) to be used at the Annual Meeting of Shareholders on May 19, 2000, or any adjournment thereof, for the purposes set forth in the foregoing notice. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of the Company or by attendance at the Annual Meeting and voting in person.

    The approximate date of mailing to shareholders of Notice of Annual Meeting and this Proxy Statement is April 7, 2000.

                                VOTING SECURITIES

    The Company has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, to cumulative voting in the election of Directors. Only shareholders of record at 5:00 o'clock P.M. on March 31, 2000, will be entitled to vote at the Annual Meeting. As of the close of business on February 29, 2000, there were 15,839,173 shares of the Company's Common Stock outstanding. On February 29, 2000, no person was known by the Company to be the beneficial owner of more than five percent of its issued and outstanding Common Stock, except as follows:

                                                  Amount and Nature      Percent

Name and Address of Beneficial Owner          of Beneficial Ownership   of Class
------------------------------------          -----------------------   --------

Roseville Telephone Company Retirement

  Supplement Plan.............................      1,716,010(1)          10.8%
P.O. Box 969
Roseville, California 95678
----------

(1) Shared voting and investment power.

    Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

    In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him or to distribute his votes upon the same principle among as many nominees as he thinks fit. The seven candidates for election as Directors at the Annual Meeting of Shareholders who receive the highest number of affirmative votes will be elected.

    The proposal to approve and adopt the Roseville Communications Company 2000 Equity Incentive Plan and any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.

                              ELECTION OF DIRECTORS

    The following persons are nominees for Director to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and shall qualify. The nominees constitute the present Board of Directors, all of whom were elected at the last Annual Meeting of Shareholders of the Company. During 1999, the Board of Directors held eleven meetings. In 1994 the Board of Directors established a Compensation Committee, comprised of independent Directors, whose functions include the review of and recommendations with respect to officer compensation, the review of officer performance and consideration of benefit issues generally. The Compensation Committee members are John R. Roberts III, who serves as Chairman, Chris L. Branscum, Neil J. Doerhoff and Ralph E. Hoeper. In 1998 the Board of Directors established an Audit Committee to review the auditing, accounting, financial reporting and internal control functions of the Company and make recommendations to the Board of Directors regarding the selection of independent accountants. The Audit
Committee members are Neil J. Doerhoff, who serves as Chairman, Chris L. Branscum and John R. Roberts III. In 1999, the Board of Directors established a Nominating Committee, the principal functions of which are to develop and review criteria for the qualification of potential Directors and to identify and recommend to the Board of Directors new candidates for election to the Board. The Nominating Committee members are Chris L. Branscum, who serves as Chairman, Robert L. Doyle, Thomas E. Doyle and Brian H. Strom. During 1999, the Compensation Committee held eight meetings, the Audit Committee three meetings and the Nominating Committee one meeting. Each Director attended at least 75 percent of the Board Meetings and meetings of the committees of which he is a member.

    Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable to serve if elected a Director. The present Directors and Officers (consisting of eleven individuals) beneficially owned, as of February 29, 2000, an aggregate 744,722 shares, or 4.7% of the Company's Common Stock. In respect to the nominees and all the Directors and Officers as a group, the following information is furnished as of February 29, 2000.

                                                                       Shares of

                          Principal Occupation and             Company   Percent
                            Business Experience    Director  Beneficially  of
Name                  Age   for Past Five Years     Since      Owned(1)   Class
----                  ---   -------------------     -----      --------   -----

Robert L. Doyle(2)... 81 Chairman of the Board       1954       313,079    2.0%
                           of Directors of the
                           Company; President
                           and Chief Executive
                           Officer of the
                           Company from 1954
                           to 1993.

Brian H. Strom(3).... 57 President and Chief

                           Executive Officer of      1993        25,979      *
                           the Company
                           (since 1993); Vice
                           President and Chief
                           Financial Officer of
                           the Company from 1989
                           to 1993.

Thomas E. Doyle(2)... 71 Vice President (since       1951       298,035    1.9%
                           1972) and Secretary-
                           Treasurer (since 1965)
                           of the Company.

Ralph E. Hoeper...... 75 President, Foresthill       1987        53,326      *
                           Telephone Company,
                           Foresthill,
                           California.

John R. Roberts III.. 48 Executive Director          1993        16,669      *
                           (since March 1999),
                           The Natomas Basin
                           Conservancy;
                           Executive Director,
                           California Rice
                           Industry Association
                           from 1990 to 1998;
                           Director, Meta
                           Information Services,
                           Inc., Sacramento,
                           California.

Chris L. Branscum.... 51 Co-founder and Managing     1999         1,700      *
                           Director of Hallador
                           Venture Partners, LLC,
                           Sacramento, California

Neil J. Doerhoff(4).. 48 Financial Consultant;       1999         1,700      *
                           Corporate Secretary
                           (from 1987 to
                           January 2000),
                           Raley's, Sacramento,
                           California

All Directors and
  Officers as a

  group (11 persons).                              744,722         4.7%

----------

 * Less than 1.0%.

(1) Each beneficial owner has shared voting and investment power unless otherwise noted.

(2) Robert L. Doyle and Thomas E. Doyle are brothers.

(3) Included in Brian H. Strom's share ownership figure are 7,688 shares in respect of which he has sole voting and investment power.

(4) Neil J. Doerhoff has sole voting power for the 1,700 shares.

Compensation of Directors

    All Directors other than Robert L. Doyle and Brian H. Strom were compensated by a fee of $1,000 per month and $750 for each Board meeting they attended in 1999. Directors also receive $500 for each Committee meeting they attend ($750 if the meeting is on a day different than a Directors' meeting). Committee Chairmen also receive a fee of $2,500 annually.

Compensation Committee Interlocks and Insider Participation

    The Company's wholly-owned subsidiary Roseville PCS, Inc., is the manager of and has an approximate 97% interest in West Coast PCS LLC, dba RCS Wireless ("RCS Wireless"), the other approximate 3% of which is owned by Foresthill Telephone Company. Ralph E. Hoeper, a Director of the Company and member of the Compensation Committee, is the President and owner of Foresthill Telephone Company. RCS Wireless has acquired four Personal Communications Services (PCS) licenses to offer PCS services to areas located in central California including Sacramento, Stockton, Modesto and Yuba City. The Operating Agreement of RCS Wireless, which was authorized by the disinterested members of the Company's Board of Directors, requires contributions to RCS Wireless commensurate with each participant's ownership interest.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee Concerning Compensation

    The Board of Directors has a Compensation Committee of independent Directors comprised of John R. Roberts III, who currently serves as Chairman, Chris L. Branscum, Neil J. Doerhoff, and Ralph E. Hoeper. The Compensation Committee has the responsibility of reviewing and recommending a compensation program for the Company's officers including the consideration of benefit issues generally. The measures of performance used by the Compensation Committee in 1999 included:

        (i) operational goals, financial performance and the achievement of shareholder value, together with each officer's individual effectiveness in reaching those goals and achieving desirable financial performance and shareholder value;

        (ii) the skill levels and duties of the Company's officers, including the limited number of officers and the resulting determination of increased responsibilities for the Company's officers in relation to other companies;

        (iii) the compensation earned by and benefits awarded to officers of other telephone and telecommunications companies; and

        (iv) officer compensation at general industry companies.

    The Compensation Committee retains an independent consultant, Hewitt Associates LLC, to help evaluate the compensation policies of the Company, to gather and provide information about industry compensation practice and competitive compensation levels, and to recommend alternatives for the Compensation Committee's consideration which are consistent with the Company's compensation policies. Hewitt Associates is an internationally recognized firm of consultants and actuaries specializing in the design and administration of employee compensation and benefit programs.

    In order to assure that the Company is able to retain and attract executives for both the successful operation of its regulated business and the ongoing development of its unregulated businesses, the Compensation Committee, in connection with 1999 compensation practices, initially reviewed compensation and benefits information of both telecommunications and general industry companies. The telecommunications companies were selected based upon industry and revenue size, and each had revenues between $100 and $500 million. The general industry data was obtained by reviewing information from published sources and examining the compensation practices of companies with revenues between $100 and $200 million, by using statistical techniques to compare other companies with the Company and by reviewing the practices of companies with between 500 and 1,000 employees. The Compensation Committee determined that the telecommunications company data was more useful in providing information with respect to the establishment of compensation arrangements for the Company's officers which would enable the Committee to satisfy its objectives.

    In 1999, the annual cash compensation to officers consisted of base salary and a performance bonus. The performance bonus was dependent upon the satisfaction of recurring objectives, the officers' contribution to the growth of existing businesses, and the officers' contribution to strategic growth initiatives. The overall average of the base salaries paid to all officers as a group in 1999 was comparable to the average salary paid to all officers in the telecommunications company comparative group. In 1999, the Company also entered into incentive compensation agreements with its executive officers, contingent solely upon shareholder return, providing for the payment of deferred bonuses in 2002, but subject to forfeiture generally if the officer is not then employed by the Company. The recipients were permitted to accept restricted shares of the Company's common stock in accordance with the Company's 1999 Restricted Stock Bonus Plan (the "1999 Plan"). The 1999 Plan was the first stock-based compensation program considered for the Company's officers.

    The 1999 compensation paid to Brian H. Strom, President and Chief Executive Officer, was comprised principally of his salary and bonus. Mr. Strom's salary and bonus were established taking into consideration the individual and Company compensation criteria and policies described above. A 1999 survey prepared by Hewitt Associates indicates that Mr. Strom's cash compensation was competitive with the comparative telecommunications companies. The Compensation Committee also recognized the continued successful financial performance of the Company measured by revenue and net income results, the Company's continued technological advancements, and the contributions of the Chief Executive Officer in helping the Company achieve such performance and advancements. In addition, Mr. Strom earned an incentive bonus in 1999 which he has elected to receive in the form of restricted stock under the 1999 Plan. The restricted shares thereunder are subject to forfeiture generally if Mr. Strom is not employed by the Company in January 2002.

    The telecommunications comparative group consisted of 26 companies all of which are engaged in the telecommunications industry in general. None of the 26 companies whose compensation policies were considered are among the 12 companies now constituting the Dow Jones Telephone Systems Index.

                                                 Compensation Committee,

                                                 John R. Roberts III, Chairman
                                                 Chris L. Branscum
                                                 Neil J. Doerhoff
                                                 Ralph E. Hoeper

Executive Compensation

    The following table sets forth the executive compensation paid to the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the years ended December 31, 1999, 1998 and 1997:

                           Summary Compensation Table

                                                                       Long-Term
                                                                         Compen-

                                        Annual Compensation    sation

                                      ----------------------- ----------
                                                        Other              All
                                                       Annual Restricted  Other
                                                      Compen-   Stock    Compen-
                                                       sation   Awards    sation
            Name and                   Salary   Bonus    (2)      (3)       (4)
      Principal Position(1)     Year     $        $       $        $         $
     ----------------------     ----   ------   -----   -----  --------   ------
Robert L. Doyle                 1999  329,992      --   8,090        --   95,353
  Chairman of the Board         1998  329,992      --   9,685        --   92,986
  of Directors                  1997  342,684      --   9,685        --   90,016
Brian H. Strom                  1999  374,726  80,000   1,680   139,800    9,800
  President and chief           1998  356,990  25,000   1,935   150,000    9,800
  Executive Officer             1997  368,417  50,000   1,875        --    9,550
Michael D. Campbell             1999  302,794  47,000     975    93,200    9,800
  Executive Vice President and  1998  285,770  12,500   1,240   112,500    9,800
  Chief Financial Officer       1997  288,855  35,000     750        --    9,550
Jay B. Kinder                   1999  175,228  26,000   1,345    46,600    8,231
  Vice president, Customer      1998  163,727  10,000   1,085    30,000    8,601
  Services-- Roseville          1997  165,643      --   1,235        --    9,550
  Telephone Company
Rulon D. Blackburn              1999  170,386  25,000   1,340    46,600    7,746
  Vice President, Network       1998  160,852  10,000   1,695    30,000    7,627
  Operations-- Roseville        1997  160,059      --   1,865        --    9,012
  Telephone Company
----------

(1) Unless otherwise described, each of the named individuals serve in their identified capacity for both the Company and its wholly-owned subsidiary Roseville Telephone Company.

(2) Other annual compensation consists of gross-up payments to officers and other employees for tax liability incurred in connection with imputed premiums in respect of life insurance coverage in excess of $50,000.

(3) The amounts disclosed in this column reflect the dollar values of restricted shares granted as a result of the attainment of certain performance measures under individual agreements with the respective executive officer under the 1999 Restricted Stock Bonus Plan. The number of restricted shares granted for 1999 are as follows: Brian H. Strom, 4,527 shares; Michael D. Campbell, 2,838 shares; Jay B. Kinder, 1,072 shares; and Rulon D. Blackburn, 1,072 shares. The stock awards vest in 2002. The total number of restricted shares held by the named officers and their aggregate market value at December 31, 1999 are as follows: Brian H. Strom, 9,614 shares valued at $315,724; Michael D. Campbell, 6,856 shares valued at $225,151; Jay B. Kinder, 2,491 shares valued at $81,804; and Rulon D. Blackburn, 2,491 shares valued at $81,804. Dividends will be paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of Common Stock.

(4) Reflects employer contributions to the Company's Retirement Supplement Plan (the Company's qualified 401(k) plan) and, for Robert L. Doyle in 1999, 1998 and 1997, payments to Mr. Doyle pursuant to the Company's Supplemental
    Executive Retirement Plan (SERP) in the amount of $85,553, $83,166 and $80,466, respectively.

Change of Control Agreements

    The Company has entered into change in control agreements with each of the individuals named in the Summary Compensation Table (excluding Robert L. Doyle). The agreements are in effect until December 31, 2000, and automatically extend for one-year terms unless the Company provides a notice of termination by November 30 of this year or each extended term. A "change in control of the Company" generally means (i) the acquisition by a third party of 20% or more of the Company's common stock, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company, or (iii) a partial or complete liquidation of the business for which the executive's services are performed. For payments to be owed to an executive officer, there must be a change in control of the Company and a "constructive termination" of the executive's employment (meaning generally a decrease in compensation, a reduction in job responsibility or a geographical relocation). If there is a change in control of the Company, and a subsequent constructive termination, the executive is entitled to a severance benefit equal to two times the sum of his annual compensation and benefits received in the period prior to the separation, and the continuation of insurance and medical benefits for the executive and his family for two years.

Pension Plan and SERP

    The Company has a qualified defined benefit pension plan in which all employees are eligible to participate substantially concurrently with the commencement of employment ("Pension Plan"), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP"). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. Benefits under the plans are a function of a participant's years of service with the Company and the employee's average annual compensation during the period of the five consecutive years in the last ten years of credited service in which annual compensation was the largest. The monthly retirement benefit payable under the plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts.

    While the Company may terminate the plans at any time, such termination will not deprive any participant or beneficiary of any vested accrued benefits under the plan to the extent such benefits are then funded.

    Since the Pension Plan is a defined benefit plan, funding is determined with respect to participants as a group and costs cannot be readily allocated to any individual participant. The ratio of 1999 plan contributions to estimated total covered compensation was 3.9%. Estimated total covered compensation has been determined by increasing the total base annual rate of compensation of plan participants at January 1, 1999 by 5.5%. Robert L. Doyle, Brian H. Strom, and Michael D. Campbell are entitled to benefits under the Pension Plan and the SERP and Jay B. Kinder and Rulon D. Blackburn under the Pension Plan, and at December 31, 1999, were credited with 46, 11, 5, 36 and 37 years of service, respectively, under the plans. The compensation covered by the Pension Plan and the SERP for each participant is substantially similar to the sum of the salary and other annual compensation reported above for each executive officer. The table below illustrates approximate annual benefits payable under the plans for the ranges of pay and periods of service indicated, assuming retirement at age 65 in 2000.

                                    Estimated Annual Pension for

Highest Consecutive               Representative Years of Service
Five-Year Average                 -------------------------------
Compensation         15        20         25         30         35         40
--------------   --------   --------   --------   --------   --------   --------
$150,000 .....   $ 39,375   $ 52,500   $ 65,625   $ 78,750   $ 91,875   $105,000
 175,000 .....     45,938     61,250     76,563     91,875    107,188    122,500
 200,000 .....     52,500     70,000     87,500    105,000    122,500    140,000
 225,000 .....     59,063     78,750     98,438    118,125    137,813    157,500
 250,000 .....     65,625     87,500    109,375    131,250    153,125    175,000
 300,000 .....     78,750    105,000    131,250    157,500    183,750    210,000
 350,000 .....     91,875    122,500    153,125    183,750    214,375    245,000
 400,000 .....    105,000    140,000    175,000    210,000    245,000    280,000
 450,000 .....    118,125    157,500    196,875    236,250    275,625    315,000

                 SECURITY OWNERSHIP OF NAMED EXECUTIVE OFFICERS

    The following table provides information regarding beneficial ownership of the Company's Common Stock by Brian H. Strom, Chief Executive Officer of the Company, and each of the four other most highly paid executive officers of the Company at December 31, 1999:

                                                         Shares of
                                                          Company       Percent
                                                        Beneficially      of

                Name                                      Owned(1)      Class
                ----                                      --------     -------
Robert L. Doyle ..............................            313,079        2.0%
Brian H. Strom(2) ............................             25,979          *
Michael D. Campbell ..........................             16,550          *
Jay B. Kinder(3) .............................              3,827          *
Rulon D. Blackburn(4) ........................              9,147          *
----------

 * Less than 1.0%.

(1) Each beneficial owner has shared voting and investment power unless otherwise noted.

(2) Included in Brian H. Strom's share ownership figure are 7,688 shares in respect of which he has sole voting and investment power.

(3) Included in Jay B. Kinder's share ownership figure are 3,827 shares in respect of which he has sole voting and investment power.

(4) Included in Rulon D. Blackburn's share ownership figure are 87 shares in respect of which he has sole voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock of the Company to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

    To the Company's knowledge, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

Performance Graph

    The following graph shows a five-year comparison of cumulative total shareholder return of the Company's Common Stock (assuming dividend reinvestment) with the Dow Jones Telephone Systems Index (a published index which includes 12 telecommunications companies) and the Russell 2000(R) Index. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1994 respectively in each of Roseville Communications Company, the Dow Jones Telephone Systems Index and the Russell 2000(R) Index. The stock performance shown on the graphs below is not necessarily indicative of future price performance.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

                     Among Roseville Communications Company,

                      DJ Telephone Systems and Russell 2000

                      1994     1995     1996     1997     1998     1999
                      ----     ----     ----     ----     ----     ----
 RCC                   100      110      116      127      151      177
 DJ Telephone          100      146      151      220      326      385
 Russell 2000          100      127      155      204      191      187


                          PROPOSAL TO APPROVE AND ADOPT

         THE ROSEVILLE COMMUNICATIONS COMPANY 2000 EQUITY INCENTIVE PLAN

    At the Annual Meeting, shareholders will be asked to consider a proposal to approve and adopt the Roseville Communications Company 2000 Equity Incentive Plan (the "Plan"), which was adopted by the Board of Directors on January 31, 2000, subject to approval by the Company's shareholders.

Summary of the Plan

    The principal terms and provisions of the Plan are summarized below. The summary is not intended to be complete and is qualified in its entirety by reference to the Plan, which is set forth as Appendix A to the Proxy Statement.

Purpose of the Plan

    The purpose of the Plan is to promote the long-term success of the Company and creation of shareholder value by (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking employees, outside directors and consultants directly to shareholder interests through increased share ownership.

Types of Awards

    The Plan permits the granting of any or all of the following types of awards to participants: (1) restricted shares, (2) stock units, (3) performance shares,
(4) stock options, including Incentive Stock Options ("ISOs") and options other than ISOs ("non-qualified options") and stock appreciation rights ("SARs") (collectively, the "Awards").

Number of Shares

    Subject to adjustment as described below, the number of shares of Company Common Stock available under the Plan for grant of Awards is 800,000.

Eligibility

    All employees of the Company and its subsidiaries and affiliates, together with outside directors and consultants are eligible to be participants.

Administration

    The Plan is administered by the Compensation Committee of the Board of Directors of the Company ("Compensation Committee"). The Compensation Committee has the authority to select the participants to receive Awards under the Plan and to determine the type, number, vesting requirements and other features and conditions of Awards. The Compensation Committee is further authorized to interpret the Plan, and to adopt such rules and guidelines as it deems appropriate to implement the Plan.

Amendment

    The Board of Directors may, at any time and for any reason, amend or terminate the Plan, subject to the approval of the Company's shareholders to the extent required by applicable laws, regulations or rules.

Awards

    Stock Options. The exercise price per share of Company Common Stock purchasable under any stock option shall be determined by the Compensation Committee provided, however, the exercise price under an ISO shall not be less than 100% of the fair market value of a share of Company Common Stock on the date of the grant, and the exercise price under a non-qualified option shall not be less than 85% of the fair market value of Company Common Stock on the date of the grant. The Compensation Committee will determine the term of each stock option (subject to a maximum of 10 years). Options may be exercised in cash, by the surrender of Common Stock, by delivery of a full-recourse promissory note, or any other form approved by the Compensation Committee consistent with applicable laws, regulations and rules.

    Option Grants to Outside Directors. The Plan provides, beginning with the 2000 Annual Meeting of Shareholders, for the grant of a non-qualified option covering 1,250 shares of Company Common Stock to each outside director who will continue serving as a member of the Board of Directors. The exercise price per share under all such non-qualified options shall be equal to 100% of the fair market value of the Company's Common Stock on the date of the grant. The grants terminate on the earliest of (a) the 10th anniversary of the grant, (b) the date three months after the termination of the outside director's service for any reason other than death or total and permanent disability, or (c) the date six months after the termination of the outside directors' service because of death or total and permanent disability. The options may be exercised in cash or by the surrender of Company Common Stock.

    Stock Appreciation Rights. An SAR may be granted free-standing or in tandem with the grant of new options or outstanding non-qualified options. Upon exercise of the SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the original exercise price of the SAR. The original exercise price and other provisions of the SAR shall be determined by the Compensation Committee. Upon exercise of the SAR, the holder shall receive cash, shares of the Company's Common Stock, or a combination of cash and shares as the Compensation Committee shall determine.

    Restricted Shares. Restricted shares may not be disposed of by the recipient until certain conditions established in an agreement approved by the Compensation Committee are satisfied. Consideration for the restricted shares shall be determined by the Compensation Committee and may include, without limitation, cash, cash equivalents, a full-recourse promissory note, and past or future services. The holders of restricted stock shall have the same voting, dividend and other rights as the Company's other shareholders.

    Stock Units. Stock Units granted under the Plan shall be evidenced by an agreement between the recipient and the Company, and do not require any consideration in connection with the Award. Each Award may or may not be subject to vesting requirements, and may provide for accelerated vesting in the event of the participant's death, disability or retirement or other events. The holders of stock units have no voting rights, and have no rights other than those of a general creditor of the Company.

    Performance Shares. The Compensation Committee may select a performance period during which one or more performance criteria designated by the Compensation Committee are measured for the purpose of determining the extent to which a performance share Award has been earned. The performance criteria which the Compensation Committee may consider consist of one or more of the following:
(i) operating income, (ii) cash flow, including EBITDA (earnings before interest, taxes, depreciation and amortization), (iii) return on equity, (iv) per share rate of return on the Company's Common Stock (including dividends),
(v) general indices relative to levels of general customer service satisfaction,
(vi) market share, (vii) customer retention rates, (viii) market penetration rates, (ix) revenues, (x) reductions in expense levels, and (xi) the attainment by shares of Company Common Stock or a specified market value for a specified period of time. Performance Awards may be paid in cash, Company Common Stock, or some combination thereof.

    Directors' Fees in Securities. The Plan provides that the Board of Directors may implement a provision pursuant to which an outside director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, non-qualified options, restricted shares or stock units, or a combination thereof, as determined by the Board of Directors. The Board of Directors has not considered implementation of such a provision, any discussion of which would be deferred and only considered subsequent to approval of the Plan.

Adjustments

    In the event of any change affecting the shares of the Company's Common Stock by reason of any stock dividend or split, a combination or consolidation of the outstanding shares of the Company's common stock (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, then the Compensation Committee shall make such substitution or adjustments in the aggregate number or class of shares which may be distributed under the Plan and in the number, class and option price or other price of shares subject to the outstanding Awards granted under the Plan, as it deems appropriate in order to maintain the purpose of the original grant.

Termination of the Plan

    The Plan will continue until terminated by the Board of Directors of the Company, except that no ISOs may be granted on or after the 10th anniversary of the date on which the Board of Directors adopted the Plan.

Federal Income Tax Consequences

    The following are the federal tax consequences generally arising under the present law with respect to Awards granted under the Plan.

    The grant of an option or SAR will create no tax consequences for a grantee or the Company. In general, the grantee will have no taxable income upon exercising an ISO if the applicable ISO holding period is satisfied (except that the alternative minimum tax may apply), and the Company will receive no income tax deduction when an ISO is exercised. Upon exercising a non-qualified option or an SAR, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of shares of the Company's Common Stock on the date of the exercise. The Company will be entitled to an income tax deduction for the same amount, subject to possible limits imposed by
Section 162(m) of the Internal Revenue Code. Generally, there will be no tax consequences to the Company in connection with the disposition of shares acquired by exercise of an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired by exercise of an ISO before the applicable ISO holding periods have been satisfied.

    With respect to other awards granted under the Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or fair market value of shares or other property received, and the Company will be entitled to a deduction for the same amount. With respect to Awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier, and the Company will be entitled to a deduction for the same amount, subject to possible limitation under Section 162(m) of the Internal Revenue Code.

Plan Benefits

    No Awards have been granted under the Plan or are contemplated as of the date of this Proxy Statement. Grants under the Plan would be at the discretion of the Compensation Committee.

Recommendation and Required Vote

    The Board of Directors recommends a vote FOR the proposal. The persons named in the accompanying proxy or their substitutes will vote such proxy for this proposal unless it is marked to the contrary. The affirmative vote of shares representing a majority of the outstanding shares of the Company present or represented at the Annual Meeting is required to approve and adopt the Plan.

                              INDEPENDENT AUDITORS

    Ernst & Young LLP, the Company's auditors since 1960, has been selected by the Company as its independent auditors for the current year. A representative of Ernst & Young LLP is expected to be present at the meeting to be available to respond to appropriate questions and will have the opportunity to make a statement if such representative desires to do so.

                              COST OF SOLICITATION

    The total cost of preparing, assembling and mailing the proxy statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the proxy statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the proxy statement, will be borne by the Company. The Company will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the proxy statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the proxy statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

                     OTHER MATTERS AND SHAREHOLDER PROPOSALS

    AS OF THIS DATE, THERE ARE NO OTHER MATTERS THE MANAGEMENT INTENDS TO PRESENT OR HAS REASON TO BELIEVE OTHERS WILL PRESENT TO THE MEETING. IF OTHER MATTERS NOW UNKNOWN TO THE MANAGEMENT COME BEFORE THE MEETING, THOSE WHO SHALL ACT AS PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

    PROPOSALS OF SHAREHOLDERS INTENDED TO BE PRESENTED AT THE 2001 ANNUAL MEETING MUST BE RECEIVED BY THE COMPANY NOT LATER THAN DECEMBER 11, 2000 TO BE CONSIDERED FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT.

ROSEVILLE, CALIFORNIA, APRIL 7, 2000.
                                                 ORDER OF THE BOARD OF DIRECTORS

                                                       /s/ Robert L. Doyle
                                                  -----------------------------
                                                           ROBERT L. DOYLE

                                                        CHAIRMAN OF THE BOARD

                      [MAP OF DIRECTIONS TO ANNUAL MEETING]

                                   Appendix A

                        ROSEVILLE COMMUNICATIONS COMPANY
                           2000 EQUITY INCENTIVE PLAN

Article 1. Introduction.

    The Plan was adopted by the Board effective January 31, 2000. The purpose of the Plan is to promote the long-term success of the Company and creation of shareholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased share ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Performance Shares, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

    The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except their choice-of-law provisions).

Article 2. Definitions.

    2.1 "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

    2.2 "Award" means any award of an Option, an SAR, a Restricted Share, a Stock Unit or a Performance Share under the Plan.

    2.3 "Board" means the Company's Board of Directors, as constituted from time to time.

    2.4 A "Change in Control" shall be deemed to have occurred if (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing Twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities; (B) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; or (C) the business or businesses of the Company for which a Participant's services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a Subsidiary) of the Company, or otherwise. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

    2.5 "Code" means the Internal Revenue Code of 1986, as amended.

    2.6 "Committee" means the Compensation Committee of the Board, as described in Article 3.

    2.7 "Company" means Roseville Communications Company, a California corporation.

    2.8 "Consultant" means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 5.1.

    2.9 "Employee" means a common law employee of the Company, a Parent, a Subsidiary or an Affiliate.

    2.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    2.11 "Exercise Price," in the case of an Option, means the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

    2.12 "Fair Market Value" means the market price of Shares, determined by the Committee in good faith on such basis as it deems appropriate. Fair Market Value may mean (i) if the Company's common stock is listed on a securities exchange or is traded over the NASDAQ National Market System, the closing sales price of one Share on such exchange or other such system on an applicable date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Company's common stock is not listed on a securities exchange or traded over the NASDAQ National Market System, the mean between the bid and offered prices of the Share as quoted by the National Association of Securities Dealer through NASDAQ, provided, that if the Committee determines that the fair market value is not properly reflected by such NASDAQ quotations, the Fair Market Value will mean the fair market value as determined by such other method as the Committee determines in good faith to be reasonable. Such determination shall be conclusive and binding on all persons.

    2.13 "ISO" means an incentive stock option described in Section 422(b) of the Code.

    2.14 "NSO" means a stock option not described in Sections 422 or 423 of the Code.

    2.15 "Option" means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

    2.16 "Optionee" means an individual or estate who holds an Option or SAR.

    2.17 "Outside Director" means a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 5.1.

    2.18 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

    2.19 "Participant" means an individual or estate who holds an Award.

    2.20 "Performance Share" means an Award to a Participant under Article 12.

    2.21 "Performance Share Agreement" means the agreement between the Company and a Participant which contains the terms, conditions and restrictions pertaining to such Performance Share.

    2.22  "Plan"  means  this  Roseville   Communications  Company  2000  Equity
Incentive Plan, as amended from time to time.

    2.23 "Restricted Share" means a Share awarded under the Plan.

    2.24 "Restricted Stock Agreement" means the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

    2.25 "SAR" means a stock appreciation right granted under the Plan.

    2.26 "SAR Agreement" means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

    2.27 "Share" means one share of the common stock of the Company.

    2.28 "Stock Option Agreement" means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

    2.29 "Stock Unit" means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

    2.30 "Stock Unit Agreement" means the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

    2.31 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

Article 3. Administration.

    3.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

        (a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to quality for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

        (b) Such requirements as the Internal Revenue Service may establish for Outside Directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

    3.2 Committee Responsibilities. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

    3.3 Committee for Non-Officer Grants. The Board may also appoint a secondary committee of the Board, which shall be composed of two or more directors of the Company who need not satisfy the requirements of Section 3.1. Such secondary committee may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 3.3, any reference in the Plan to the Committee shall include such secondary committee.

Article 4. Shares Available for Grants.

    4.1 Basic Limitation. Shares issued pursuant to the Plan shall be authorized but unissued shares. The aggregate number of Options, SARs, Stock Units, Restricted Shares and Performance Shares awarded under the Plan shall not exceed Eight Hundred Thousand (800,000) Shares. The limitation of this Section 4.1 shall be subject to adjustment pursuant to Article 13.

    4.2 Forfeited Shares. If Restricted Shares, Performance Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under
Section 4.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available under
Section 4.1 and the balance shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares, Performance Shares or other Shares are forfeited.

    4.3 Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Performance Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.

Article 5. Eligibility.

    5.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

    5.2 Other Grants. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Performance Shares, Stock Units, NSOs or SARs.

Article 6. Options.

    6.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee's other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 7.2.

    6.2 Number of Shares. Each Stock Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 13. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 200,000 Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not cover more than 25,000 Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 13.

    6.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Share on the date of grant and the Exercise Price under an NSO shall in no event be less than 85% of the Fair Market Value of a Share on the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

    6.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

    6.5 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company, subject to the limitations that, in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee's written consent.

    6.6 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

    6.7 Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

Article 7. Payment for Option Shares.

    7.1 General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as follows:

        (a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 7.

        (b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 7.

    7.2 Surrender of Stock. To the extent that this Section 7.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

    7.3 Exercise/Sale. To the extent that this Section 7.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

    7.4 Exercise/Pledge. To the extent that this Section 7.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Shares being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

    7.5 Promissory Note. To the extent that this Section 7.5 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.

    7.6 Other Forms of Payment. To the extent that this Section 7.6 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

Article 8. Automatic Option Grants to Outside Directors.

    8.1 Annual Grants. Upon the conclusion of each regular annual meeting of the Company's stockholders held in the year 2000 or thereafter, each Outside Director who will continue serving as a member of the Board thereafter shall receive an NSO covering 1,250 Shares (subject to adjustment under Article 13). NSOs granted under this Section 8.1 shall become exercisable in full on the first anniversary of the date of grant.

    8.2 Accelerated Exercisability. All NSOs granted to an Outside Director under this Article 8 shall also become exercisable in full in the event of:

        (a) The termination of such Outside Director's service because of death, total and permanent disability or retirement at or after age 70 1/2 ; or

        (b) A Change in Control with respect to the Company.

    8.3 Exercise Price. The Exercise Price under all NSOs granted to an Outside Director under this Article 8 shall be equal to 100% of the Fair Market Value of a Share on the date of grant, payable in one of the forms described in Sections 7.1, 7.2, 7.3 and 7.4.

    8.4 Term. All NSOs granted to an Outside Director under this Article 8 shall terminate on the earliest of (a) the 10th anniversary of the date of grant, (b) the date three (3) months after the termination of such Outside Director's service for any reason other than death or total and permanent disability or (c) the date six (6) months after the termination of such Outside Director's service because of death or total and permanent disability.

Article 9. Stock Appreciation Rights.

    9.1 SAR Agreement. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee's other compensation.

    9.2 Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 13. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 200,000 Shares, except that SARs granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not pertain to more than 25,000 Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 13.

    9.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price. An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

    9.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

    9.5 Effect of Change in Control. The Committee may determine, at the time of granting an SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

    9.6 Exercise of SARs. Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

    9.7 Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

Article 10. Restricted Shares.

    10.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

    10.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

    10.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

    10.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

Article 11. Stock Units.

    11.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient's other compensation.

    11.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

    11.3 Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

    11.4 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

    11.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 13.

    11.6 Death of Recipient. Any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient's death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's estate.

    11.7 Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

Article 12. Performance Shares.

    12.1 Performance Share Agreement. Each grant of Performance Shares under the Plan shall be evidenced by a Performance Share Agreement between the Participant and the Company. Such Performance Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Performance Share Agreements entered into under the Plan need not be identical.

    12.2 Grant of Performance Shares. Before the grant of Performance Shares, the Committee shall:

        (a) determine objective performance goals, which may consist of any one or more of the following goals deemed appropriate by the Committee: earnings (either in the aggregate or on a per-share basis), operating income, cash flow, including EBITDA (earnings before interest, taxes, depreciation and amortization), return on equity, per share rate of return on the Shares (including dividends), general indices relative to levels of general customer service satisfaction, as measured through various randomly-generated customer service surveys, market share (in one or more markets), customer retention rates, market penetration rates, revenues, reductions in expense levels, and the attainment by the Shares of a specified market value for a specified period of time, in each case where applicable to be determined either on a Company-wide basis or in respect of any one or more business units, and the amount of compensation under the goals applicable to such grant;

        (b) designate a period for the measurement of the extent to which performance goals are attained, which may begin prior to the date of grant (the "Performance Period"); and

        (c) assign a "Performance Percentage" to each level of attainment of performance goals during the Performance Period, with the percentage applicable to minimum attainment being zero percent and the percentage applicable to maximum attainment to the determined by the Committee from time to time, but not in excess of 250%.

    12.3 Modification of Grant. If a Participant is promoted, demoted, or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines any one or more of the performance goals, Performance Period, or Performance Percentage are no longer appropriate, the Committee may make any changes thereto as it deems appropriate in order to make them appropriate.

    12.4 Terms of the Grant. When granted, Performance Shares may, but need not, be identified with Shares subject to a specific Option, specific Restricted Shares, or specific SARs of the Participant granted under the Plan in a number equal to or different from the number of the Performance Shares so granted. If Performance Shares are so identified, then, unless otherwise provided in the applicable Award, the Participant's associated Performance Shares shall terminate upon (a) the expiration, termination, forfeiture, or cancellation of the Option, Restricted Shares, or SARs with which the Performance Shares are identified, (b) the exercise of such Option or SARs, or (c) the date Restricted Shares become nonforfeitable.

    12.5 Payment of Performance Shares. Unless otherwise provided in the Performance Share Agreement, if the minimum performance goals applicable to such Performance Shares have been achieved during the applicable Performance Period, then the Company shall pay to the Participant that number of Shares equal to the product of:

        (a) the sum of (i) number of Performance Shares specified in the applicable Award agreement and (ii) the number of Shares that would have been issuable if such Performance Shares had been Shares outstanding throughout the Performance Period and the stock dividends, cash dividends (except as otherwise provided in the Performance Share Agreement) and other property paid in respect of such shares had been reinvested in additional Shares as of each dividend payment date, multiplied by

        (b) the Performance Percentage achieved during such Performance Period.

The Committee may, in its discretion, determine that cash be paid in lieu of some or all of such Shares. The amount of cash payable in lieu of a Share shall be determined by valuing such shares at its Fair Market Value on the business day next preceding the date such cash is to be paid. Payments pursuant to this Section shall be made as soon as administratively practical after the end of the applicable Performance Period. Any Performance Shares with respect to which the performance goals shall not have been achieved by the end of the applicable Performance period shall expire.

Article 13. Protection Against Dilution.

    13.1 Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

        (a) The number of Options, SARs, Restricted Shares, Performance Shares and Stock Units available for future Awards under Article 4;

        (b) The limitations set forth in Sections 6.2 and 9.2;

        (c) The number of NSOs to be granted to Outside Directors under Article
    8;

        (d) The number of Shares covered by each outstanding Option and SAR;

        (e) The Exercise Price under each outstanding Option and SAR; or

        (f) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Article 13, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

    13.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

    13.3 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization Such agreement shall provide for:

        (a) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

        (b) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

        (c) The substitution by the surviving corporation or its parent oR subsidiary of its own awards for the outstanding Awards;

        (d) Full exercisability or vesting and accelerated expiration of the\ outstanding Awards; or

        (e) Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

Article 14. Deferral of Awards.

    The Committee (in its sole discretion) may permit or require a Participant to:

        (a) Have cash that otherwise would be paid to such Participant as a result of the exercise of an SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company's books;

        (b) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

        (c) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company's books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article 14 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article 14.

Article 15. Awards Under Other Plans.

    The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under
Article 4.

Article 16. Payment of Director's Fees in Securities.

    16.1 Effective Date. No provision of this Article 16 shall be effective unless and until the Board has determined to implement such provision.

    16.2 Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Article 16 shall be filed with the Company on the prescribed form.

    16.3 Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

Article 17. Limitation on Rights.

    17.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company's articles of incorporation and bylaws and a written employment agreement (if any).

    17.2 Shareholders' Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the time when a stock certificate for such Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

    17.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

Article 18. Withholding Taxes.

    18.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

    18.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to his or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.

Article 19. Future of the Plan.

    19.1 Term of the Plan. The Plan, as set forth herein, shall become effective on January 31, 2000. The Plan shall remain in effect until it is terminated under Section 19.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Shares available under Article 4 which was approved by the Company's shareholders.

    19.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

Article 20. Limitation on Parachute Payments.

    20.1 Scope of Limitation. This Article 20 shall apply to an Award only if:

        (a) The independent auditors most recently selected by the Board (the "Auditors") determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article 20 than it was before the application of this Article 20, or

        (b) The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 20 (regardless of the after-tax value of such Award to the Participant).

If this Article 20 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

    20.2 Basic Rule. In the event that the independent auditors most recently selected by the Board (the "Auditors") determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a "Payment") would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in Section 28OG of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 20, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 28OG of the Code.

    20.3 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 28OG of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 20, present value shall be determined in accordance with Section 28OG(d)(4) of the Code. All determinations made by the Auditors under this Article 20 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

    20.4 Overpayments and Underpayments. As a result of uncertainty in the application of Section 28OG of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company that should not have been made (an "Overpayment") or that additional Payments that will not have been made by the Company could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in
Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

    20.5 Related Corporations. For purposes of this Article 20, the term "Company" shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 28OG(d)(5) of the Code.

Article 21. Execution.

    To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this document in the name of the Company.

                                        ROSEVILLE COMMUNICATIONS COMPANY

                                By:  ___________________________________________

                                Title:__________________________________________

               ROSEVILLE
             COMMUNICATIONS
                COMPANY


                 PROXY


               SOLICITED
            ON BEHALF OF THE
                BOARD OF
           DIRECTORS FOR THE
             ANNUAL MEETING

              MAY 19, 2000
NDERSIGNED

THE UNDERSIGNED STOCKHOLDER HEREBY APPOINTS ROBERT L. DOYLE, BRIAN H. STROM, THOMAS E. DOYLE, RALPH E. HOEPER, JOHN R. ROBERTS III, CHRIS L. BRANSCUM AND NEIL J. DOERHOFF OR ANY ONE OR MORE OF THEM, WITH THE FULL POWER OF
SUBSTITUTION, TO ACT AS PROXY FOR AND TO VOTE THE STOCK OF THE UNDERSIGNED AT THE ANNUAL MEETING OF SHAREHOLDERS OF ROSEVILLE COMMUNICATIONS COMPANY, TO BE HELD AT THE COMPANY'S INDUSTRIAL AVENUE FACILITY, 8150 INDUSTRIAL AVENUE BUILDING A, ROSEVILLE CALIFORNIA, ON MAY 19, 2000, OR ANY ADJOURNEMENT THEREOF ON THE MATTERS BELOW:

(1) Election of Directors (THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"):

    FOR ALL NOMINEES LISTED BELOW                WITHHOLD AUTHORITY
    (except as marked to the contrary            to vote for all nominees listed
    below) [ ]                                   below)  [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
             LINE THROUGH THAT NOMINEE'S NAME

        CHRIS L. BRANSCUM, NEIL J. DOERHOFF, ROBERT L. DOYLE, THOMAS E. DOYLE,
              RALPH E. HOEPER, JOHN R. ROBERTS III, BRIAN H. STROM

(2) To approve the proposal to approve and adopt the Roseville Communications Company 2000 Equity Incentive Plan (The Board of Directors recommends a vote "FOR"); and

                FOR   [ ]           AGAINST   [ ]          ABSTAIN   [ ]

(3) In their discretion on any other business which may properly come before the meeting or any adjournment thereof:
all as set forth in the Notice of said meeting and in the Proxy Statement, both dated April 7, 2000, the receipt of which is hereby acknowledged.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS INDICATED. WHERE NO SPECIFICATION IS MADE SUCH SHARES WILL BE VOTED FOR PROPOSALS (1) AND (2) HEREOF.

                  PLEASE DATE AND SIGN ON REVERSE SIDE (OVER)

  DATED:  ________DAY OF__________________________, 2000.

  SIGNED:  _____________________________________________

  ______________________________________________________
  SIGNATURE OF STOCKHOLDER (S)




  PLEASE DATE PROXY AND SIGN  EXACTLY AS NAME OR NAMES
  APPEAR AT THE RIGHT.  IF  STOCK IS REGISTERED IN THE
  NAME OF TWO OR MORE PERSONS,  EACH MUST SIGN.  WHEN
  SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
  OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A
  CORPORATION,  PLEASE SIGN IN FULL  CORPORATE NAME BY
  THE PRESIDENT OR OTHER AUTHORIZED  OFFICER.
  IF A PARTNERSHIP,  PLEASE SIGN IN PARTNERSHIP NAME BY
  AN AUTHORIZED PERSON.

           YOUR VOTE IS IMPORTANT, PLEASE FILL IN AND RETURN PROMPTLY